Filed pursuant to Rule 433

Registration Statement No. 333-284683

Relating to Preliminary Prospectus Supplement dated September 8, 2025

Republic of Colombia

Final Term Sheet

€1,450,000,000 3.750% Global Bonds due 2028

Issuer:	Republic of Colombia (“Republic”)

Transaction:	3.750% Global Bonds due 2028 (the “2028 Global Bonds”)

Expected Issue Ratings*:	Baa3 (stable) / BB (negative) / BB+ (negative) (Moody’s / S&P / Fitch)

Format:	SEC-Registered

Principal Amount:	€1,450,000,000

Pricing Date:	September 10, 2025

Settlement Date:	Friday, September 19, 2025 (T+7)

Maturity Date:	September 19, 2028

Interest Payment Dates:	September 19 of each year, commencing on September 19, 2026, to the holders of record on September 4 preceding each payment date

Benchmark Instrument:	2.400% German Bund due October 19, 2028

Benchmark Instrument Price and Yield:	Price: 101.118 and yield: 2.024%

Re-offer Spread over Benchmark:	172.6 bps

Reference Mid Swap Rate:	2.155%

Re-offer Spread over Mid-Swap:	159.5 bps

Yield to Maturity:	3.750%

Coupon:	3.750%

Price to Public:	100.000%, not including accrued interest

Gross Proceeds (before underwriting discount and expenses) to Issuer:	€1,450,000,000

Day Count:	Actual/Actual (ICMA)

Denominations:	€100,000 and increments of €1,000 in excess thereof

Optional Redemption:

Prior to August 19, 2028 (one month prior to the Maturity Date) (the “Par Call Date”), the Republic may redeem the 2028 Global Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Global Bonds matured on the Par Call Date) on an annual basis (Actual/Actual (ICMA)) at the Benchmark Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2028 Global Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Republic may redeem the 2028 Global Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Global Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Benchmark Rate means, with respect to any redemption date, the yield determined by the Republic as described under “Description of the Bonds—Optional Redemption” in the preliminary prospectus supplement.

Listing and Trading:	Application will be made to list the 2028 Global Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF. Application will also be made to the London Stock Exchange plc for the 2028 Global Bonds to be admitted to trading on the London Stock Exchange plc’s ISM.

Joint Book-Running Managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP PARIBAS Citigroup Global Markets Limited

Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/917142/000119312525198181/d76143d424b3.htm

Clearing:	Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme

ISIN/Common Code:	XS3178859388 / 317885938

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Bilbao Vizcaya Argentaria, S.A. toll-free at +1 (800) 422-8692, BNP PARIBAS toll-free at +1 (800) 854-5674 or Citigroup Global Markets Limited toll-free at +1 (800) 831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the 2028 Global Bonds are not available to retail investors in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.